SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
       Section 12(g) of the Securities Exchange Act of 1934 or Suspension
           of Duty to File Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.

                                                Commission File Number 000-25506

                                 PST VANS, INC.
             (Exact name of registrant as specified in its charter)

                              1901 West 2100 South
                            Salt Lake City, UT 84119
                                 (801) 975-2500
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.001 par value
            (Title of each class of securities covered by this Form)

                                      None
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)       [x]      Rule 12h-3(b)(1)(ii)      [ ]
        Rule 12g-4(a)(1)(ii)      [ ]      Rule 12h-3(b)(2)(i)       [ ]
        Rule 12g-4(a)(2)(i)       [ ]      Rule 12h-3(b)(2)(ii)      [ ]
        Rule 12g-4(a)(2)(ii)      [ ]      Rule 15d-6                [ ]
        Rule 12h-3(b)(1)(i)       [ ]

Approximate  number of holders of record as of the certification or notice date:
One


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         Pursuant to the  requirements  of the Securities  Exchange Act of 1934,
PST Vans, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: August 28, 1998                         PST VANS, INC., a Utah corporation

                                              BY: /s/ KENNETH R. NORTON
                                                  ---------------------
                                              Name:   Kenneth R. Norton
                                                   --------------------
                                              Title:  Chief Executive Officer
                                                    -------------------------